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                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[ ]  Definitive proxy statement
[X]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                           WEIRTON STEEL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           WEIRTON STEEL CORPORATION
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing party:

     (4) Date filed:

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

                                CHANGING LANES


--------------------------------------------------------------------------------
Issue 1         Published by Corporate Communications          November 12, 2002
--------------------------------------------------------------------------------

- Proxy matters have been recommended and unanimously approved by the board of directors, including all ISU directors, and endorsed by the IGU leadership.

- Weirton Steel will hold its 2002 Shareholders Meeting on Wednesday, Dec. 11, at the Serbian-American Cultural Center, 1000 Colliers Way, Weirton. The meeting begins at 6 p.m. All shareholders are invited to attend.

- Stockholders will be asked to vote for a recommendation to decrease the size of the board of directors from 14 to nine. Employment levels have decreased since the ESOP was formed and, therefore, it is appropriate to reduce the board size to be more consistent with the size of the company.

        If the issue is approved, independent board members would be reduced from seven to five; union members from three to two; and management members from three to two. The ESOP director position would be eliminated.

        This proposal requires 80 percent approval of the common stock and Series A preferred stock.

- Other matters for the shareholders include 1) the election of six directors to the downsized board to fill the positions of six directors whose terms have expired and 2) the ratification of the appointment of KPMG LLP as our independent public accountants.

MORE SOURCES, MORE NEWS. Informed people are responsible people. With that in mind, the Corporate Communications Department is working with upper level management and union officials to ensure you receive all the information necessary to make the important decisions facing this corporation. In addition to our usual methods of communication, several other sources of information will be made available during this educational campaign.

        CHANGING LANES is a new publication developed to communicate information about the proposed changes to our charter and bylaws. As with this issue, future editions will be distributed throughout the company in the same manner as BUSINESS BRIEFS. We'll keep you posted with answers to frequently-asked questions and updates about the mechanics of the voting process.

        In-plant meetings and management meetings have been scheduled in all areas of the plant and offices and at times convenient to all personnel. Teams of union and management officials will be available to explain the details and answer your questions and concerns. Times, dates and locations have been supplied to management personnel and union committee members as well as listed in this publication and on bulletin boards.

        Community meetings are scheduled for Nov. 19, 21, and 26 at the Serbian-American Cultural Center for employees, spouses, retirees and shareholders. More information will be released in the near future. Special local television and radio programs also are being aired during this campaign to educate shareholders.

WHAT'S AT STAKE. Our company's long-term survival rests on our ability to grow our value-added product lines, especially tin mill products (TMP). To do so, we must be able to purchase all or part of another company's value-added operations.

        Currently, we are interested in purchasing assets from several bankrupt companies with TMP and other value-added operations. However, Weirton Steel is not viewed by the financial community or by the bankruptcy court (which decides purchases of bankrupt steel operations) as a credible bidder for steel or steel-related operations. We simply DO NOT have the financial ability to make acquisitions. We need an outside group or company to invest in Weirton Steel for us to raise cash to acquire these operations.

        No outside investor is interested in a partnership with Weirton Steel to make an acquisition because 1) not enough shares of our stock exist for an investor to make a significant investment in the company; 2) our current charter and bylaws would allow an investor to vote only 5 percent of its shares regardless of how many it owns; and 3) the super majority shareholder voting system provides an investor with basically no say in its investment.

        Therefore, for us to attract an investment partner to make an acquisition, stockholders are being asked to approve a series of proposals, which include increasing the number of shares of common stock from 50 million shares to 250 million shares and Series A preferred stock from 7.5 million shares to 25 million shares.

        In addition, the proposal calls for amendments to 1) allow stockholders to vote all of their shares regardless of ownership percentage and not be limited to voting 5 percent of the company's voting power and 2) reduce the current 80 percent super majority provisions of the corporate charter to a simple majority, which is more typical for a public company.

-------------------------------------------------------------------------------
                               IN-PLANT MEETINGS
-------------------------------------------------------------------------------

WEDNESDAY~ NOVEMBER 13 2:30 PM-STEEL WORKS OFFICE CONFERENCE ROOM. For: Blast Furnace production employees

10:30 PM-SHEET MILL CONFERENCE ROOM. For: Sheet Mill employees, IGU employees (Gates 4, 11 & 13)

THURSDAY. NOVEMBER 14 6:30 AM-FINISHED PRODUCTS WAREHOUSE (FPW). For: Half Moon-based employees (FPW, WEIRTEC, Marshalling Yard, Central Stores, Training, etc.)

11 AM-CENTRAL MACHINE SHOP CONFERENCE ROOM. For: Utilities Maintenance employees (Boiler House, Foster Wheeler, Power House, Pump & Turbo, River Pump House), Laborers, Refrigeration employees, Washers

2:30 PM-FINISHED PRODUCTS WAREHOUSE (FPW). For: Half Moon-based employees (FPW, WEIRTEC, Marshalling Yard, Central Stores, Training, etc.)

10:30 PM-SHEET MILL CONFERENCE ROOM. For: Sheet Mill employees, IGU employees (Gates 4, 11 & 13)

FRIDAY. NOVEMBER 15 6:30 AM-SHEET MILL CONFERENCE ROOM. For Sheet Mill employees, IGU employees (Gates 4, 11 & 13)

9 AM - BLOOMING MILL OFFICE CONFERENCE ROOM. For: Blooming Mill/Open Hearth employees; area Mobile Equipment Operators; area Operation Services employees.

1 PM - G.O. AUDITORIUM. For: SNEs working at the G.O., R&D Building, Penco Building, Old City Building and Medical Department; Building Services employees at G.O.


Q1. WHAT IS A "TRANSFORMATIVE EVENT?"

Al. The proxy statement describes a "transformative event" as a significant acquisition or investment in steel industry assets or businesses which 1) is funded by a new equity investment in the company, resulting in a change of control of Weirton and 2) contains satisfactory collective bargaining arrangements for a minimum three-year period, all as approved by at least 90 percent of the board. The objective of any strategic acquisition or targeted investment is to fundamentally reposition Weirton's business.

Q2. PROPOSED AMENDMENTS TO THE 1989 ESOP ALSO ARE ESSENTIAL FOR A
"TRANSFORMATIVE EVENT" TO TAKE PLACE. WHY?

A2. The proposed amendments to the 1989 ESOP permit a "transformative event" to occur. As you know, the 1989 ESOP holds shares of Series A preferred stock. Each share of Series A preferred stock has essentially the same economic rights as each share of Weirton common stock. However, one share of Series A preferred stock equals 10 votes, while a share of common stock equals only one vote.

         As a result, the 1989 ESOP has about 25 percent of the voting power of all shares voting for the election of directors or on other matters requiring stockholder action. Under Weirton's existing corporate charter, certain transactions - such as a merger, consolidation, sale of assets and amendment to the charter - require the favorable vote of at least 80 percent (super majority) of eligible voting power, which consists of common and Series A preferred stock. Moreover, the voting power of stockholders holding more than 5 percent of the voting power, other than the ESOPs, is restricted so that such holders may vote only 5 percent of the voting power even if their stock holdings are greater.

         Consequently, the 1989 ESOP effectively has a "blocking position" with regard to any major corporate issue. Weirton created the Series A preferred stock "blocking position" when it formed its 1989 ESOP, at which time the 1984 ESOP sold shares of common stock to the public.

         However, times have changed dramatically for Weirton and the U.S. steel industry. For Weirton to take advantage of the types of acquisition opportunities described in the proxy statement, it needs to attract an outside equity investment to fund a possible "transformative event" in the future. Therefore, 1989 ESOP participants are being asked to agree to exchange their Series A preferred stock "blocking position" for increased economic ownership in the equity of a stronger Weirton if, and only if, the board of directors should approve a "transformative event."

Q3. WOULD 1989 ESOP PARTICIPANTS RELINQUISH THEIR SERIES A PREFERRED STOCK VOTING RIGHTS IMMEDIATELY UPON APPROVAL OF THE PROPOSED CHANGES?

A3. No. Until a "transformative event" occurs, the 1989 ESOP would continue to hold Series A preferred stock. Each share of Series A preferred stock would be entitled to 10 votes on any matter.

         The 1989 ESOP would be amended upon approval by participants, but an exchange of Series A preferred shares for common shares would not take effect until at least 90 percent of the board of directors approves an acquisition or investment that qualifies as a "transformative event." Furthermore, the board's composition would remain as is under the existing corporate charter - or if the amendment being considered at the annual stockholders meeting is approved, would consist of nine

(CONTINUED ON PAGE 3)

IN-PLANT MEETINGS

MONDAY, NOVEMBER 18
6:30 AM-STRIP STEEL DAYLIGHT
MILLWRIGHT SHANTY. For: Strip
Steel employees, IGU
employees (Gates 5, Lee Ave)

9 AM-WALNUT STREET
TRANSPORTATION TRAILER. For:
Scrap Management employees

3:30 PM-CENTRAL MACHINE SHOP
CONFERENCE ROOM. For: Utilities
Maintenance employees (Boiler
House, Foster Wheeler, Power
House, Pump & Turbo, River
Pump House), Laborers,
Refrigeration employees,
Washers

10:30 PM-BLOOMING MILL
OFFICE CONFERENCE ROOM. For:
Blooming Mill/Open Hearth
employees; area Mobile
Equipment Operators; area
Operation Services employees

TUESDAY, NOVEMBER 19
7 AM-CENTRAL MACHINE SHOP
CONFERENCE ROOM. For: Utilities
Maintenance employees (Boiler
House, Foster Wheeler, Power
House, Pump & Turbo, River
Pump House), Laborers,
Refrigeration employees,
Washers

2:30 PM-BOP 1ST FLOOR CONF.
ROOM. For. BOP/Caster
production and maintenance
employees, Mason Gang and
area Operation Svcs employees,
IGU employees (Gate 9)

WEDNESDAY, NOVEMBER 20
6:30 AM-BOP 1ST FLOOR CONF.
Room. For: BOP/Caster
production and maintenance
employees, Mason Gang and
area Operation Svcs employees,
IGU employees (Gate 9)

2:30 PM-STEEL WORKS OFFICE
CONFERENCE ROOM. For: Blast
Furnace production and
maintenance employees

4 PM-WALNUT STREET
TRANSPORTATION TRAILER. For:
Scrap Management employees
--------------------------------------------------------------------------------

A3 (CONTINUED)...
board members - five independent directors, two union directors and two management directors.
  The built-in charter protections assuring union representation on the board and veto power over any "transformative event" would remain in effect until approval of a "transformative event."

Q4. IF AMENDMENTS HAVE NO IMMEDIATE EFFECT, WHY ARE PARTICIPANTS BEING ASKED TO VOTE ON THEM NOW?

A4. Unless Weirton's charter and the voting power of the Series A preferred stock are changed, contingent upon board approval of a particular acquisition, no outside investor will invest in Weirton. We also need to assure an investor now that the 1989 ESOP is willing to yield its "blocking position."
  A favorable vote means 1989 ESOP participants, stockholders and employees under Weirton's collective bargaining agreement will authorize the board of directors to review and act quickly upon any future acquisition and related outside investment. The board of directors must be satisfied that the investment is one that would help Weirton make strategic acquisitions or targeted investments in the steel industry and be a viable company for the long-term.

Q5. WHAT DOES THE 1989 ESOP RECEIVE FOR GIVING UP ITS "BLOCKING POSITION?"

A5. Under the proposed amendments, the 1989 ESOP agrees to surrender its Series A preferred stock in exchange for new shares of common stock issuable only at the time of a "transformative event." The 1989 ESOP will receive a number of shares of common stock 10 times the number of Series A preferred stock that it yields.
  The 1989 ESOP Administrative Committee has retained a nationally known appraisal firm to determine whether the 10 shares to one ratio negotiated by the committee and the company at the time of the "transformative event" is fair. Historically, the company's outside appraiser has determined the value of one share of Series A preferred stock was equivalent to one share of common stock because the Series A preferred stock was automatically convertible on a one-for-one basis into common stock upon its sale or transfer. Keep in mind that the preferred stock's super voting power is lost if the 1989 ESOP were to sell or otherwise dispose of the preferred stock to a third party.

Q6. WILL AMENDMENTS TO THE 1989 ESOP AFFECT WITHDRAWAL RIGHTS UNDER IT?

A6. If the exchange of Series A preferred stock for at least an equivalent value of common stock occurs, the 1989 ESOP would hold those shares for the participant's benefit. However, participants would have the immediate right to withdraw those shares and sell them on the open market. This immediate withdrawal right represents a change from existing provisions.

Q7. WILL ANYONE IN MANAGEMENT OR ON THE BOARD OF DIRECTORS RECEIVE ANY COMPENSION SHOULD THE CHANGES TO OUR CHARTER AND BYLAWS BE APPROVED?

A7. No one at any level of management or on the board will receive any financial gain (money, stock, benefits, etc.) should the proposed changes be approved.

THURSDAY, NOVEMBER 21
2:30 PM-TIN MILL OLD ASSORTING
ROOM. For: Tin Mill employees

FRIDAY, NOVEMBER 22
6:30 AM-TIN MILL OLD ASSORTING
ROOM. For: Tin Mill employees

9 AM-RIGGER SHOP. For:
Riggers, Carpenters, Erection
Mechanics, Fire Department
employees

11 AM-CENTRAL MACHINE SHOP
CONFERENCE ROOM. For: Breaker
Relay, Control Shop and Wire
Gang employees

MONDAY, NOVEMBER 25
7 AM-WELD SHOP. For: Welders,
Pipefitters and Diesel Shop employees

11 AM-RIGGER SHOP. For:
Riggers, Carpenters, Erection
Mechanics, Fire Department
employees

4 PM-CENTRAL MACHINE SHOP
CONFERENCE ROOM. For: Utilities
Operations employees

10:30 PM-TIN MILL OLD
ASSORTING ROOM. For: Tin Mill
employees

TUESDAY, NOVEMBER 26
2:30 PM AND 10:30 PM-BLOOMING MILL OFFICE
CONFERENCE ROOM. For:
Blooming Mill/Open Hearth
employees; area Mobile
Equipment Operators; area
Operation Services employees.


================================================================================
Note: ISU hourly, ISU salaried non-exempt, IGU and salaried employees are encouraged to attend in-plant meetings. If you cannot make a meeting scheduled far your area, make arrangements with your supervisor to attend elsewhere.
Make every attempt to have your questions addressed!

================================================================================




A SUMMARY. IF AT LEAST 90 PERCENT OF THE BOARD OF DIRECTORS APPROVES a transformative event," the proposed amendments to the 1989 ESOP would be implemented. The proposed amendments would have three principal effects:

- Series A preferred stock held by the 1989 ESOP would be exchanged for new shares of Weirton common stock at an agreed exchange ratio of 10 shares of common stock for each share of Series A preferred stock.
- Weirton Steel would not be required to recontribute Series A preferred stock to the 1989 ESOP.
- 1989 ESOP participants would be permitted to immediately withdraw Weirton common stock allocated to their accounts from the 1989 ESOP instead of waiting until they leave the company or otherwise become eligible for a distribution from the 1989 ESOP.

  If the board does not approve a "transformative event," the proposed changes in the 1989 ESOP would not become effective; participant's rights or retirement benefits under the 1989 ESOP would not change; and the terms or voting rights of the preferred stock would not be affected.

  The Contingent Charter Proposals described in your proxy statement and the proposed amendments to the 1989 ESOP are very much related. If one is not approved, neither will become effective. You also are asked to vote on the Contingent Charter Proposals as well as other matters submitted to stockholders at the annual meeting. Requirements for approval of the Contingent Charter Proposals are fully detailed in the proxy material.

THE BALLOT. Four proposals will be considered at the Annual Shareholders Meeting on Dec. 11. They are:

1. To elect six directors:

   - Three Class II Directors to serve for a two-year term until the 2004 annual meeting and;
   - Three Class Ill Directors to serve for a three-year term until the 2005 annual meeting;

2. To approve an amendment to Article Fifth of our Restated Certificate of Incorporation and a related change to our bylaws, to reduce the size of the board of directors from 14 persons to nine persons, effective immediately;

3. To consider and vote upon proposals related to our Restated Certificate of Incorporation to be contingent and effective in the future only upon the occurrence of a "transformative event" approved by at least 90 percent of the board as follows:

     (a) To adopt a new Restated Certificate of Incorporation in its entirety;
     (b) To increase our authorized common stock to 250 million shares and our preferred stock to 25 million shares;
     (c) To establish a single class of directors and to provide flexibility in determining the number and qualifications of directors, provided that two or at least 20 percent of the directors are designated by the union; and
     (d) To provide generally that required stockholder approval with respect to fundamental changes and other transactions conform to the voting requirements of the Delaware General Corporation law.

4. To ratify KPMG LLP as our independent public accountants for the year ending Dec. 31, 2002.